Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Duos Technologies Group, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock Par Value $0.001 per share	(1)	Other	2,208,637	$9.51	$21,004,137.87	0.0001381	$2,900.67

Total Offering Amounts:						$21,004,137.87		2,900.67
Total Fee Offsets:								0.00
Net Fee Due:								$2,900.67

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered include such indeterminate number of additional shares of common stock as may become issuable after the date hereof as a result of stock splits, stock dividends, anti-dilution adjustments and similar transactions.

Represents additional shares of common stock reserved for issuance under the Duos Technologies Group, Inc. 2021 Equity Incentive Plan, as amended.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the common stock as reported on the Nasdaq Capital Market on February 3, 2026.